EXHIBIT 23.2

CONSENT OF MILLER AND LENTS, LTD.

We hereby consent to (i) the incorporation by reference into this Prospectus Supplement of The Houston Exploration Company of information relating to Houston Exploration’s estimated proved reserves as set forth under the captions “Part I, Item 1 and 2. Business and Properties — Natural Gas and Oil Reserves” in Houston Exploration’s Annual Report on Form 10-K for the year ended December 31, 2003, (ii) the reference to us under the caption “Experts” in this Prospectus Supplement and elsewhere in the Prospectus Supplement, and (iii) the inclusion in this Prospectus Supplement of certain information relating to Houston Exploration’s reserves as set forth under the caption “Summary — Summary Natural Gas and Oil Reserve Information” and elsewhere in the Prospectus Supplement.

Miller and Lents, Ltd.
By:	/s/ Christopher A. Butta
Christopher A. Butta
Senior Vice President

Houston, Texas
May 24, 2004